UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 10, 2009

Date of Report (Date of earliest event reported)

ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500-108th Avenue NE, Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)

(425) 453-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 10, 2009, the Board of Directors of Esterline Technologies Corporation (“Esterline”) increased the size of the Board from ten to eleven directors, electing Mr. Gary E. Pruitt to serve as a member of the Board of Directors, effective immediately. Mr. Pruitt is currently the Chairman of Univar, a leading chemical distributor, a position he has held since June 2002. Mr. Pruitt also served as Univar’s Chief Executive Officer from June 2002 to October 2009.

Mr. Pruitt will be proposed to shareholders at the 2010 Annual Meeting of Shareholders for election as a director. The Nominating and Corporate Governance Committee has not yet determined the board committee or committees on which Mr. Pruitt will serve. There was no arrangement or understanding between Mr. Pruitt and any other person pursuant to which he was elected to his position, and there are no related party transactions between Mr. Pruitt and the Company.

For his services as a non-employee director, Mr. Pruitt will be entitled to receive the standard compensation for a non-employee director of the Company. The Company will also reimburse Mr. Pruitt for out-of-pocket expenses incurred in connection with attendance or participation at meetings. The non-employee director compensation program is described in further detail in the Company’s proxy statement for its 2009 Annual Meeting filed with the Securities and Exchange Commission on January 23, 2009.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Majority Vote Amendments

On December 10, 2009, the Board of Directors amended and restated the Company’s Bylaws, specifically amending Article III, Sections 3.3 and 3.16 and Article XI of the Company’s Bylaws, to adopt a new majority vote standard in uncontested director elections. The new majority vote standard in Article III, Section 3.3 replaces plurality voting in uncontested director elections, and requires a nominee to receive more “For” votes than “Against” votes cast at a meeting for the election of directors at which a quorum is present. Plurality voting will continue to be the standard for the election of directors in contested elections.

The amendments to Article III, Section 3.16 also require that any shareholder nominating a candidate for election as director include the candidate’s statement whether, if elected, he or she intends to tender, promptly following such election or re-election, an irrevocable resignation effective upon such candidate’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors.

Article XI of the Bylaws was amended to provide that amendments to Article III, Section 3.3 regarding the voting standard in director elections can only be made by the shareholders, except that the Board may make technical or administrative amendments to that section.

Item 8.01	Other Events.

Corporate Governance Principles: Director Resignation

In connection with the Bylaw amendments referred to in Item 5.03 of this Form 8-K, the Board of Directors on December 10, 2009 also approved amendments to the Company’s Corporate Governance Guidelines (the “Guidelines”), to provide that the Board will nominate only those persons who tender, in advance, irrevocable resignations. The irrevocable resignations will be effective upon the failure to receive the required vote at any annual meeting at which they are nominated for re-election and Board acceptance of the resignation. The Board will act on the resignation, taking into account the recommendation of the Nominating and Governance Committee, and publicly disclose its decision within ninety days from the date of the certification of the election results. Any director who tenders such a resignation in accordance with the Guidelines will not participate in the Nominating and Corporate Governance Committee recommendation or Board decision on the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board as provided for and in accordance with the Bylaws.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
3.2	Amended and Restated Bylaws of Esterline Technologies Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION

Dated: December 16, 2009	By:	/s/ ROBERT D. GEORGE
	Name:	Robert D. George
	Title:	Vice President, Chief Financial Officer, Secretary and Treasurer

INDEX TO EXHIBITS

Exhibit Number	Description
3.2	Amended and Restated Bylaws of Esterline Technologies Corporation